Exhibit 99.1

ABVC Corporate Update and CEO’s Letter to Shareholders

Fremont, CA (August 07, 2023) – ABVC BioPharma, Inc. (NASDAQ: ABVC) (“Company”), a clinical-stage biopharmaceutical company developing therapeutic solutions in ophthalmology, neurology, and oncology/hematology, today published a Corporate Update and Letter to Shareholders from recently appointed Chief Executive Officer, Dr. Uttam Patil.

Dear Fellow Shareholders,

As we move into the second half of 2023, I am delighted to speak about ABVC’s recent developments and plans. Over the past few months, ABVC has undergone a significant transformation. Moving beyond our recently announced leadership changes, I would like to take this opportunity to update you on the status of this transformation, with a focus on the progress of our diverse pipeline in clinical trials.

We have completed controlled-release tablet formulation development for PDC-1421, the primary active ingredient in our neurological programs. Our studies show that the controlled-release formulation enables the active ingredient to be absorbed slower over time compared to conventional tablet formulations, thereby reducing the dosage frequency from TID to BID and increasing the bioavailability. We are also excited about our major depressive disorder (MDD) and adult attention-deficit/hyperactivity disorder (ADHD) trials, which, if successful, will take us closer to Phase III trials for those products and drive our multi-product biopharma company forward.

Ophthalmology

Vitargus®, a vitreous substitute, is a groundbreaking, advanced-staged R&D product that we believe will be the first biodegradable hydrogel product used in retinal detachment surgery. Vitargus® has completed the feasibility study in Australia and was approved by the Australian Therapeutic Goods Administration (TGA) to initiate the next phase of the trial in two participating sites. This is vital to obtaining final regulatory approval for Vitargus® in Australia.

The Science Park Administration in Taiwan approved ABVC’s plan to set up a pilot Good Manufacturing Practice (GMP) facility to produce Vitargus® and to pursue the process development work for manufacturing optimization. We are undertaking this project, proposed by ABVC’s Taiwan affiliate and co-development partner, BioFirst Corporation, to upgrade the Vitargus® manufacturing processes so it can ultimately handle the global market supply. ABVC and BioFirst Corporation expect to complete the facility’s construction in Hsinchu Biomedical Science Park, Taiwan, in 2024.

According to iHealthcare Analyst, Inc., the global market for retinal surgery devices is expected to reach $4.3 billion by 2029, at a CAGR of 7.7%, driven, in part, by the rising geriatric population worldwide1.

Neurology

The MDD Phase II trials for ABV-1504 were completed successfully with good tolerance to the drug and no serious adverse effects were reported. The product is ready for an End-of-Phase II meeting with the FDA to finalize the protocol for Phase III trials. At the same time, we commenced the ADHD Phase IIb trials at the University of California, San Francisco (UCSF) and another five sites in Taiwan. The trials are heading for the interim report, which we expect to complete by the end of 2023.

ABV-1601 for MDD in cancer patients has completed Phase I study preparation, including the Site Initiation Visit (SIV). On July 31, 2023, ABVC signed a legally binding term sheet with a Chinese pharmaceutical company, Xinnovation Therapeutics Co., Ltd, for the exclusive licensing of ABV-1504 for Major Depressive Disorder (MDD) and ABV-1505 for Attention-Deficit/Hyperactivity Disorder in mainland China. Under this agreement, Xinnovation will hold exclusive rights to develop, manufacture, market, and distribute our innovative drugs for MDD and ADHD in the Chinese market and shall bear the costs for clinical trials and product registration in China. We are negotiating definitive agreements with Xinnovation and are excited that the licensing deal carries a possible aggregate income of $20 million for ABVC.

As per the Future Market Insights report, the MDD market was valued at $11.51 billion in 2022 and is expected to reach $14.96 billion by 2032 with a CAGR of 2.8% over the forecast period2. According to the Polaris market research report, the global ADHD treatment market was valued at $16.13 billion in 2022 and is expected to reach $32.14 billion by 2030 with a CAGR of 7.1% over the forecast period.3

Oncology/Hematology

The United States Food & Drug Administration (US FDA) approved the Investigational New Drug (IND) application for the proposed clinical investigation of BLEX 404, the primary active ingredient in ABV-1519, for advanced inoperable or metastatic EGFR-mutated non-small cell lung cancer. This treatment is being co-developed by BioKey, Inc. (“BioKey”) and by the Rgene Corporation, Taiwan. The study is under review at the Taiwan FDA for approval. This is the fourth IND approved by the US FDA for BLEX 404. The previous three INDs are for the combination therapies of triple-negative breast cancer, myelodysplastic syndromes (MDS), and pancreatic cancer.

Straits Research reports that the global botanical drug market size was valued at $163 million in 2021 and is expected to be valued at $3.2 billion. The market is expected to grow at a CAGR of 39% during the forecast period (2022–2030).4

1	https://www.ihealthcareanalyst.com/technological-advancement-ophthalmic-surgery-retinal-surgery-devices-market/
2	https://www.futuremarketinsights.com/reports/major-depressive-disorder-treatment-market#:~:text=The%20major%20depressive%20disorder%20(MDD,US%24%2011.51%20billion%20in%202022

3	https://www.prnewswire.com/news-releases/global-attention-deficit-hyperactivity-disorder-adhd-market-size-projected-to-reach-usd-32-14-billion-by-2032--with-cagr-of-7-1-study-by-polaris-market-research-301729196.html#:~:text=According%20to%20the%20research%20report,Deficit%20Hyperactivity%20Disorder%20(ADHD)%3F
4	https://straitsresearch.com/report/botanical-drugs-market

CDMO

BioKey, a wholly-owned subsidiary of the Company based in Fremont, California, produces dietary supplements derived from the maitake mushroom in tablet and liquid forms. BioKey has entered the second year of the distribution agreement with Define Biotech Co. Ltd. BioKey is currently set to produce an additional $1 million worth of products for the global market. We continue to work on distribution for the US and Canadian markets with Shogun Maitake.

On the regulatory services front for our clients, we received two ANDA approvals from the US FDA. We have a three-year contract, worth up to $3 million, for clinical development services between BioKey and Rgene Corporation. With this base, we are actively developing BioKey as a contract research, development, and manufacturing organization (CRDMO) to become a one-stop solution for pharmaceutical services. We also established BioKey (Cayman), Inc. to attract strategic investors to aid BioKey in getting listed on the Taiwan Stock Exchange.

According to a report by Vantage Market Research, the global Dietary Supplements Market was valued at $152.3 billion in 2022 and is projected to reach $269.5 billion by 2030, with a compound annual growth rate (CAGR) of 8.5% over the forecast period.5 The global pharmaceutical CDMO market size was valued at $94.17 billion in 2022 and will expand to reach $172.0 billion by 2032 with a CAGR of 6.2% from 2023 to 2032.6

Strategic Investments

ABVC contemplates a planned acquisition of real estate assets via an equity transfer, estimated at $7.4 million, all to advance the development of a large-scale health and wellness base in Chengdu, China, through a proposed partnership with Zhonghui United Technology (Zhonghui) Group Co., Ltd. and its affiliated enterprises. The anticipated partnership aims to establish an integrated platform to facilitate collaborations between researchers and industry leaders. ABVC intends to transfer common shares to Zhonghui at $20 per share in consideration for a 20% ownership of Zhonghui’s property, estimated at $37 million by a third-party valuation company, and another piece of land Zhonghui currently owns in that same area.

On July 27, 2023, we entered a definitive securities purchase agreement with a single institutional investor to purchase $1.75 million worth of our common stock and pre-funded warrants in a registered direct offering. Under the terms of the securities purchase agreement, the Company sold 300,000 shares of common stock and 200,000 pre-funded warrants. The purchase price per share of common stock is $3.50, and the purchase price for the pre-funded warrants is identical to the purchase price for a share of common stock, less the exercise price of $0.01 per share.

5	https://www.vantagemarketresearch.com/industry-report/dietary-supplements-market-2031
6	https://www.globenewswire.com/en/news-release/2023/06/07/2683991/0/en/Pharmaceutical-CDMO-Market-Size-Will-Expand-to-USD-172-02-BN-by-2032.html

Our Team, Our Strength

At ABVC, we firmly believe that our success has been on the shoulders of our employees. Recently, a new young team has stepped into the veterans’ shoes. The new team brings with them expertise from major international financial firms, making them an invaluable addition to our management team.

Advancement

So far, our portfolio of diverse product pipelines and resilient business models have laid a strong foundation for us to enter a new chapter of growth. Thanks to our team’s constant dedication and unwavering commitment, we are working hard to enter new markets, grow our revenue streams, and deliver long-term value for our shareholders. I am proud to provide this summary of our accomplishments to date, and I am confident we will have more exciting news to share at the end of 2023.

Sincerely,

Uttam Patil, Ph.D.

Chief Executive Officer, ABVC BioPharma

About ABVC BioPharma

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the Company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company’s network of research institutions includes Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the Company intends to conduct global clinical trials through Phase III.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any of the Company’s securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of any of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Contact:

Tom Masterson

Email: tmasterson@allelecomms.com

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